SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 12, 2017

AIR INDUSTRIES GROUP

___________________

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

360 Motor Parkway, Suite 100, Hauppauge, NY 11788

(Address of Principal Executive Offices)

Registrant's telephone number: (631) 881-4920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed to correct the number of warrants issued to the purchasers of the registrant’s Bridge Notes and the principal amount of Bridge Notes and warrants issued to Michael Taglich and Robert Taglich in consideration for the cancellation of certain indebtedness of the registrant, and to report the issuance of a press release by the registrant announcing the sale of the Bridge Notes and warrants.

Item 1.01 Entry into a Material Definitive Agreement

On May 12, 2017 Air Industries Group (the “Company”) entered into a Securities Purchase Agreement with seven accredited investors, including Michael Taglich and Robert Taglich, directors and principal stockholders of the Company, for the issuance and sale of an aggregate of $3,089,186 principal amount of its Subordinated Convertible Notes due May 12, 2018 (“Bridge Notes”), together with warrants to purchase a total to 372,191 shares of common stock.

Item 3.02 Sale of Unregistered Equity Securities.

On May 12, 2017, the Company issued and sold to seven accredited investors, including Michael Taglich and Robert Taglich, directors and principal stockholders of the Company, an aggregate of $3,089,186 principal amount of its Subordinated Convertible Notes due May 12, 2018 (the “Bridge Notes”), together with warrants to purchase a total of 372,191 shares of its common stock, for a total purchase price of $2,999,198, resulting in gross proceeds of $1,495,870, net of the cancellation of $1,503,328 of indebtedness owed to Michael Taglich and Robert Taglich for working capital advances made on May 2 and 10, 2017. In consideration of the cancellation of indebtedness of $751,664 owed to Michael Taglich and Robert Taglich, the Company issued to each of them a Subordinated Convertible Note in the original principal amount of $774,217 and warrants to purchase 93,279 shares of common stock on the terms described below.

The Bridge Notes and warrants were issued for a purchase price equal to 97% of the principal amount of the Bridge Notes purchased. The principal amount of each Bridge Note will be increased by 2% for each 30 days it remains outstanding commencing August 1, 2017. Upon the occurrence of, and during the continuance of an Event of Default (as defined in the Bridge Notes), the Bridge Notes will accrue late interest at the rate of 10% per annum. Payment of the principal and accrued interest, if any, on the Bridge Notes is junior and subordinate in right of payment to the Company’s indebtedness under the Loan Agreement.

The principal amount, together with accrued interest, if any (together, the “Conversion Amount”), of the Bridge Notes are convertible into shares of common stock until November 12, 2017 at an initial conversion price of $2.49 per share, subject to anti-dilution and other adjustments for stock splits and certain fundamental transactions, including recapitalizations, mergers and other business combination transactions (the “Fixed Conversion Price”), and thereafter at the lower of the Fixed Conversion Price and 75% of the five (5) Weighted Average Prices (as defined in the Bridge Notes) of the common stock during the five consecutive trading day period ending on the trading immediately preceding the day of a request by the holder for conversion of the Bridge Note. The Company has the right to redeem all, or a portion of (on a pro rata basis), the Bridge Notes upon three trading days to the holders. Subject to the subordination provisions of the Bridge Notes, holders of the Bridge Notes have the right to request the redemption of their Notes at any time, and following an Event of Default or in advance of a Change of Control (as defined in the Bridge Notes).

The warrants are exercisable at an initial exercise price of $2.49 per share until May 12, 2022, and may be exercised on a cashless basis for a lesser number of shares based upon prevailing market prices when exercised. The exercise price of the warrants is subject to anti-dilution and other adjustments, including stock splits, and in the event of certain fundamental transactions such as recapitalizations, mergers and other business combination transactions. In addition, the exercise price of the warrants will be reset, if a lower exercise price would result,(x) to the public offering price of the shares of common stock sold in a public offering of the Company’s common stock pursuant to the Company's Registration Statement on Form S-1 filed with the SEC on May 2, 2017 (Registration No. 333-217582) provided the Company receives gross process of at least $3,000,000 from the sale of the shares of common sold in that offering, or (y) the Weighted Average Price (as defined) of the common stock on the first date on which none of the Notes are outstanding, whichever event first occurs.

The Company paid Roth Capital LLC $15,000 in connection with the bridge financing.

The Bridge Notes, as well as the warrants issued to the purchasers of the Bridge Notes, were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and are endorsed with the customary Securities Act legend.

Item 7.01 Regulation FD Disclosure

On May 15, 2017, the Company issued a press release announcing the sale of the Bridge Notes. A copy of the press release is annexed as Exhibit 99.1 to this report.

The information Exhibit 99.1 attached hereto shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1*	Form of warrant issued to the purchasers of the Company’s Bridge Notes.

10.1*	Securities Purchase Agreement dated May 12, 2017.

10.2*	Form of Subordinated Convertible Note due May 12, 2018. Press Release issued by Air Industries Group on May 15, 2017.

99.1	Press Release issued by Air Industries Group on May 15, 2017.

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* Filed as an exhibit to the original filing of this report on May 15, 2017.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2017

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Michael Recca
Chief Financial Officer